UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 18, 2013
Date of Report
(Date of earliest event reported)
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CORE-MARK HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-51515	20-1489747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 Oyster Point Boulevard, Suite 415, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)
(650) 589-9445
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)  On January 18, 2013, Mr. J. Michael Walsh retired as President and Chief Executive Officer of Core-Mark Holding Company, Inc. (the “Company”), consistent with his previously announced plans. Mr. Walsh will continue to serve on the Company's Board of Directors (the “Board”). Mr. Thomas B. Perkins has been appointed President and Chief Executive Officer to succeed Mr. Walsh. Mr. Perkins, age 54, has served as our Senior Vice President - Resources since June 2007. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University and is a certified public accountant (inactive). Information with respect to Mr. Perkins' new compensation arrangement as President and Chief Executive Officer, and related relocation package, was disclosed in the Company's Current Report on Form 8-K, dated September 14, 2012.

(d)  The size of the Board has been increased from eight (8) to nine (9) members and Mr. Perkins has been appointed by the Board to fill the newly-created Board seat, effective as of January 18, 2013. As an employee of the Company, Mr. Perkins will not be entitled to receive any director fees, whether in the form of cash or equity-based compensation, for his service on the Board. He will be eligible for re-election as a director at the Company's 2013 annual meeting of stockholders, together with the other directors, subject to being recommended for re-election by the Governance and Nominating Committee and nominated by the Board.  He will not serve on any Committees of the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE-MARK HOLDING COMPANY, INC.

Date: January 18, 2013	By:	/s/ Christopher M. Miller
	Name:	Christopher M. Miller
	Title:	Vice President and Chief Accounting Officer

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